Exhibit 99.1

Merisant
10 South Riverside Plaza
Suite 850
Chicago, Illinois 60606
312-840-6000

NEWS RELEASE

For Immediate Release

Merisant Worldwide Inc. Appoints Brian Alsvig and Julie Wool to

Oversee Financial Functions

CHICAGO, January 15, 2008 — Merisant Worldwide, Inc., a global leader in no-calorie tabletop sweeteners, and its affiliated subsidiaries announced today the appointment of Brian L. Alsvig to vice president of finance — planning and analysis, and Julie P. Wool to vice president of finance — controller, effective April 1, 2008.

Alsvig and Wool will assume responsibility for Merisant’s financial functions, replacing Diana S. Ferguson, executive vice president, finance and chief financial officer, who announced her resignation, effective March 31, 2008. Ferguson, 44, has decided to dedicate her time and energy to corporate board work and non-profit activities. She will work closely with the executive and financial teams to complete the 2007 external audit process and Form 10-K preparation and ensure a smooth transition.

“I would like to thank Diana for her contributions to Merisant and wish her success in the future,” said Paul Block, chairman and chief executive officer of Merisant. “I’m pleased to elevate Brian and Julie’s responsibilities to encompass the duties of the chief financial officer. Both have a long history with Merisant and a deep understanding of the company and its financial systems. I am confident that this is the right team to support Merisant as it continues its transformation into a leading consumer products company.”

Alsvig, 38, has served in a variety of financial roles during his 12-year career at Merisant. He has been responsible for financial planning and analysis functions since 2002 and most recently was the director of global financial planning and analysis, a position he has held since 2005. Prior to joining Merisant, then Monsanto, in 1995, Alsvig held several financial roles at Baxter Healthcare. He earned a Bachelor of Science degree in Accounting and a Masters of Business Administration from Olivet Nazarene University in Bourbonnais, Ill.

Commenting on his expanding role, Alsvig said, “I am encouraged by the financial stability Merisant has achieved over the last two years. Our focus on efficient trade spending and brand support, lean manufacturing, and disciplined reductions in administrative spending has put Merisant in a position to focus on implementing strategies that will grow the business.”

Wool, age 37, was named the global controller and treasurer for Merisant in September 2007. She has held several other positions in the finance department in her seven years at Merisant, including director, global accounting and consolidation. Wool earned a Bachelor of Science degree in Accountancy from the University of Illinois and a Masters of Business Administration from Northwestern University’s Kellogg School of Management. She is also a certified public accountant.

“Merisant has substantially strengthened its financial controls over the last three years,” said Wool. “In my new role, I look forward to further improving these systems to help the company use performance data to identify areas of improvement and make strategic decisions.”

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners. In addition to Equal®, Canderel®, Merisant markets its products under 20 other brands in over 90 countries.  For more information visit www.merisant.com.

Note to editors:  Equal® and Canderel® are registered trademarks of Merisant Company.

Contact:	Joseph Poulos
Edelman
(312) 240-2719